EXHIBIT 11


                    DEVON ENERGY CORPORATION
                Computation of Earnings Per Share


                                           Year Ended December 31,
                                           ----------------------------
                                           1996        1995        1994
                                           ----        ----        ----
PRIMARY EARNINGS PER SHARE

Computation for Statement of Operations
Net earnings per statement of operations $34,800,532  14,501,899  13,744,711
                                         ===========  ==========  ==========
Weighted average common shares
 outstanding                              22,159,507  22,073,550  21,551,581
                                          ==========  ==========  ==========

Primary earnings per share                     $1.57        0.66        0.64
                                               =====        ====        ====
Additional Primary Computation (A)
Net earnings per statement of operations $34,800,532  14,501,899  13,744,711
                                         ===========  ==========  ==========
Adjustment to weighted average
 common shares outstanding:
  Weighted average as shown above
   in primary computation                 22,159,507  22,073,550  21,551,581
  Add dilutive effect of outstanding
   stock options (as determined using
   the treasury stock method)                191,298     127,640     117,799
                                           ---------  ----------  ----------
  Weighted average common shares
   outstanding, as adjusted               22,350,805  22,201,190  21,669,380
                                          ==========  ==========  ==========
Net earnings per common share,
  as adjusted                                  $1.56        0.65        0.63
                                               =====        ====        ====
FULLY DILUTED EARNINGS PER SHARE (A)

Net earnings per statement of operations $34,800,532  14,501,899  13,744,711

Increase in net earnings from assumed conversion
  of Trust Convertible Preferred Securities
  (net of tax effect)                      2,997,779           -           -
                                         -----------  ----------  ----------
Net earnings, as adjusted                $37,798,311  14,501,899  13,744,711
                                         ===========  ==========  ==========
Weighted average common shares
 outstanding as shown in primary
 computation above                        22,159,507  22,073,550  21,551,581

Add fully dilutive effect of
 outstanding stock options
 (as determined using the
 treasury stock method)                     317,610      181,446     118,211

Add weighted average of additional
 shares issued from assumed
 conversion of Trust Convertible
 Preferred Securities                     2,383,793            -           -
                                          ---------     ---------     -------
Weighted average common shares
 outstanding, as adjusted                24,860,910   22,254,996   21,669,792
                                         ==========   ==========   ==========
Fully diluted earnings
 per common share                             $1.52         0.65         0.63
                                              =====         ====         ====

(A) The additional primary computations for all three years and the fully diluted computations for 1995 and 1994 are submitted in accordance with Regulation S-K item
    601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because they result in dilution of less than 3%.